Exhibit 2
{For operator; do not remove this hidden text: ToC is made up of Headings 1 and 2 plus the field codes from Heading 3. That’s because most paragraphs at level 3 have no text to put in the ToC; the field codes are there for those paragraphs that do have ToC text. So when updating the ToC check the contents of the field code, i.e. should “5.1.1 Consent” become “5.2.1 Consent of Buyer” or whatever.}
SEPARATION AND SALE AGREEMENT

This SEPARATION AGREEMENT, is dated March 29, 2007, by and among DALRADA FINANCIAL CORPORATION (“DFCO” or the “Company”), a Delaware corporation, and SOLVIS GROUP, INC. (“SLVG”), a Nevada corporation.

PRELIMINARY STATEMENT

DFCO owns 125,062,058 shares or approximately 75.8% (percent) of the issued and outstanding shares of capital stock (“Shares”) of SLVG and 100% (percent) of Heritage Staffing, Inc. SLVG owns Solvis Financial Services, Inc.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1. SEPARATION AND SALE TERMS

       Section 1.1. SLVG to Sell Certain Assets and Operations to DFCO|HiddenPara|
Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, SLVG will sell to DFCO assets and operations, as follows:

Section 1.1.1.  Solvis Financial Services, Inc. (“SFS”). The assets of its SFS subsidiary, which consists of SLVG California PEO/staff leasing client contracts,     including clients, accounts receivable, and accounts payable, for the sum of three million, two hundred forty thousand dollars ($3,240,000.00).

Section 1.1.2 Settlement of Inter-company accounts. DFCO and SLVG agree that the accounts being transferred between the two companies as listed on SCHEDULE 1 total eight million and sixty thousand dollars ($8,060,000.00) due SLVG.

       Section 1.2. DFCO to Sell Heritage Staffing, Inc. to SLVG. DFCO hereby sells its 100% interest in its subsidiary Heritage Staffing, Inc., to SLVG. The compensation for the sale is included in the settlement of Inter-company accounts as described in Section 1.1.2 above.

        Section 1.3. DFCO to Return Shares of SLVG to Treasury |HiddenPara|
As further consideration, subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, DFCO hereby transfers, assigns and delivers to SLVG treasury 125,062,058 shares of SLVG it currently holds, less 30,000,000 shares representing a retained ownership percentage in SLVG. DFCO agrees that the SLVG shares it retains shall not be transferred or sold without advance notice to the SLVG Board of Directors.

Section 1.4.  Share AIG Workers’ Compensation Policy. Both DFCO and SLVG may continue to share the AIG worker’s compensation policy. Both DFCO and SLVG will record their respective interests in premium payments and reserves proportionately.

Section 1.5  Payment. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, DFCO shall pay to SLVG the sum of eleven million, three hundred thousand dollars ($11,300,000.00), as follows:

Section 1.5.1. Promissory Note Number 1 - Solvis Financial Services. DFCO shall execute on behalf of SLVG a promissory note (“Note 1”) in the amount of three million two hundred forty thousand dollars ($3,240,000.00), dated as of the effective date of this Agreement, payable over five (5) years with interest accruing at eight percent (8%) per annum without pre-payment penalty. The monthly amount due shall be fifty thousand dollars ($50,000.00) for the first five (5) years with a balloon payment due at the end of the 5-year period of one million, one hundred and sixty thousand, nine hundred forty five dollars ($1,160,945). (Assuming Note 1 is not pre-paid, the total of payments will be four million one hundred sixty thousand, nine hundred forty five dollars ($4,160,945).

Section 1.5.2. Promissory Note Number 2 - Inter-Company Balances. DFCO shall execute on behalf of SLVG a promissory note (“Note 3”) in the amount of eight million sixty thousand dollars ($8,060,000.00), dated as of the effective date of this Agreement, payable over five (5) years with interest accruing at eight percent (8%) per annum without pre-payment penalty. The monthly amount due shall be eighty-five thousand dollars ($85,000.00) for the first five (5) years with a balloon payment due at the end of the 5-year period of five million eight hundred one thousand, forty one dollars ($5,801,041). (Assuming Note 2 is not pre-paid, the total of payments will be ten million nine hundred one thousand and forty one dollars ($10,901,041).

Section 1.5.3. Payments. Unless and until otherwise instructed, DFCO shall remit all payments by wire on the first of each month to a bank account specified by SLVG, beginning as of the date of the signing of this Agreement.

ARTICLE 2. CLOSING

Section 2.1.  Closing. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, this Agreement shall become effective as of March 29, 2007.

Section 2.2. Material Changes. Both DFCO and SLVG agree that there may be changes in calculations associated with establishing the financial terms of this Agreement. To the extent that the changes are not deemed material (changes of 10% or less), this Agreement shall by revised by addenda attached to and incorporated into this Agreement. Material changes may require re-negotiation of the terms of this Agreement.

ARTICLE 3. Representations and Warranties of DFCO |HiddenPara|
DFCO represents and warrants to SLVG as follows:

  Section 3.1. Organization and Qualification of the Company |HiddenPara|
  The Company is a corporation that is duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2. Authorization and Validity of Agreements |HiddenPara|
DFCO shall provide a Board of Directors resolution confirming that DFCO has the power and authority to execute and deliver this Agreement and all other agreements specified in or contemplated by this Agreement to be executed and delivered by DFCO and to perform its obligations hereunder and there under. This Agreement and all other agreements specified in or contemplated by this Agreement to be executed and delivered by DFCO have been duly authorized and approved by all required corporate action and executed and delivered by DFCO and constitute the valid and binding obligations of DFCO enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, securities or other laws or policies relating to or affecting creditors’ rights or the enforcement of indemnification obligations or by general principles of equity.

 Section 3.3. Brokers |HiddenPara|
All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against either Buyer or the Company for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE 4. Representations and Warranties of SLVG |HiddenPara|
SLVG represents and warrants to DFCO as follows:

 Section 4.1. Organization and Qualification |HiddenPara|
 SLVG is a corporation that is duly incorporated, validly existing and in good standing under the laws of Nevada. SLVG has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authorization and Validity of Agreements |HiddenPara|
SLVG has the power and authority to execute and deliver this Agreement, and all other agreements specified in or contemplated by this Agreement to be executed and to perform their respective obligations hereunder and hereunder. This Agreement and all other agreements specified in or contemplated by this Agreement have been duly authorized and approved by all required corporate action and executed and delivered by Buyer and constitute the valid and binding obligations of the Buyer enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, securities or other laws or policies relating to or affecting creditors’ rights or the enforcement of indemnification obligations or by general principles of equity.

Section 4.5. Brokers |HiddenPara|
All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf the Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation, other than fees to be paid by Buyers.

ARTICLE 5. Covenants |HiddenPara|
The parties hereto further agree as follows:

 Section 5.1. DFCO Cooperation |HiddenPara|
 DFCO shall cause its company and its employees to, cooperate fully with SLVG in order to enable SLVG to enforce any and all rights of indemnity which SLVG may be entitled to enforce against third parties, and, in connection therewith, DFCO shall, upon the request of SLVG, provide SLVG and its representatives, including third party insurers, with full access at all reasonable times to the books, records and documents of the company which have been transferred to SLVG and to the employees of the company and others to enable SLVG to enforce its right of indemnity against third parties.

 Section 5.2. SLVG’s Cooperation |HiddenPara|
 SLVG shall, and they shall cause the company and its employees to, cooperate fully with DFCO in order to enable DFCO to enforce any and all rights of indemnity which DFCO may be entitled to enforce against third parties, and, in connection therewith, SLVG shall, upon the request of DFCO, provide DFCO and its representatives, including third party insurers, with full access at all reasonable times to the books, records and documents of the company which have been transferred to DFCO and to the employees of the company and others to enable DFCO to enforce its right of indemnity against third parties.

     Section 5.3. DFCO’s Specific Performance |HiddenPara|
 If there is any breach or threatened breach of any of the provisions in this Article 4, DFCO shall have the right to obtain specific enforcement and performance of such provisions by any court of competent jurisdiction, it being agreed that any such breach or threatened breach would cause irreparable injury to DFCO and that money damages would not provide an adequate remedy to DFCO. Such right shall be in addition to, and not in lieu of, any other rights and remedies available to DFCO under law or in equity.

     Section 5.4. SLVG’s Specific Performance |HiddenPara|
 If there is any breach or threatened breach of any of the provisions in this Article 4, SLVG shall have the right to obtain specific enforcement and performance of such provisions by any court of competent jurisdiction, it being agreed that any such breach or threatened breach would cause irreparable injury to SLVG and that money damages would not provide an adequate remedy to SLVG. Such right shall be in addition to, and not in lieu of, any other rights and remedies available to SLVG under law or in equity.

ARTICLE 6. Survival; Indemnification

     Section 6.1. Survival of the Representations, Warranties and Covenants |HiddenPara|
 The representations and warranties contained in or made pursuant to this Agreement shall not survive the closing of the transactions contemplated hereby. All covenants and agreements contained in this Agreement shall survive until performed in accordance with their terms.

     Section 6.2. Indemnity by the parties |HiddenPara|
 DFCO and SLVG, shall indemnify and hold harmless each other from and against any and all demands, claims, recoveries, obligations, losses, damages, deficiencies and liabilities, and all reasonable and related costs, expenses (including reasonable attorneys’ fees), interest and penalties, which any of them shall incur which results from the breach of any of the representations, warranties, covenants or agreements made by DFCO and SLVG under this Agreement.

ARTICLE 7. General Provisions.

Section 7.1.  Entire Agreement |HiddenPara|
 This Agreement supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto with respect of the subject matter hereof.

Section 7.2.  Expenses |HiddenPara|
Except, as otherwise specifically provided herein, whether or not the transactions contemplated herein are consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

Section 7.3.  Further Assurances |HiddenPara|
 From time to time prior to, at and after the date hereof, each party hereto will execute all such instruments and take all such actions as the other, being advised by counsel, shall reasonably request (and which it is reasonably within their respective powers to accomplish), in connection with the carrying out and effectuating of the intent and purposes hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the date hereof, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

Section 7.4. Notices |HiddenPara|
Any notice or other communication required or permitted under this Agreement by any party to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand; (b) three days after the date of deposit in the mails, if mailed by certified or registered mail, postage prepaid, return receipt requested; (c) the next business day, if sent by a prepaid overnight courier service; or (d) when sent, if sent by facsimile transmission with a confirmation copy sent by first class mail on the date of fax transmission, and in each case addressed as follows:

    If to Solvis Group, Inc.:

Solvis Group, Inc.
6185 Paseo Del Norte Suite 200 A
Carlsbad CA, 92011
Attn: Eric Gaer
Telecopier: ________________

    with a copy to:

Naccarato & Associates
18301 Von Karman, Ste. 430
Irvine, CA 92612
Telecopier: 949-861-9262

    If to Dalrada Financial Corporation:

DALRADA FINANCIAL CORPORATION
9449 Balboa Avenue, Suite 211
San Diego, CA 92123
Attn: David P. Lieberman
Telecopier: 858.277.4043

    with a copy to:

                                                Naccarato & Associates
18301 Von Karman, Ste. 430
Irvine, CA 92612
Telecopier: 949-861-9262

or to such other address or to such other person as any party hereto shall have last designated by notice to another party in accordance with the provisions of this Section 7.4.

Assignment |HiddenPara|
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Counterparts |HiddenPara|
This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.

Governing Law |HiddenPara|
This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Nevada.

Consent to Jurisdiction; Waiver of Jury Right |HiddenPara|
Each party to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of a court sitting in Orange County, California for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such court), and further agrees that service of any process, summons, notice or document in accordance with the Notice provisions herein shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives to the fullest extent of permitted by applicable law, (a) any and all rights to trial by jury and (b) any objections such party may now or hereafter may have to the laying of venue, of any such action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby.

Headings |HiddenPara|
The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Severability |HiddenPara|
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

Acknowledgement and Waiver. Naccarato & Associates has explained to each of the undersigned that present and conflicting dual interests may exist in reviewing the above-described agreement and has informed each of us of the nature and possible consequences of these conflicts.

We understand that we have the right to seek independent counsel before executing this consent, or at any future time. Each of the undersigned nevertheless desires representation by Naccarato & Associates and therefore consents and gives approval for such representation.

We further release Naccarato & Associates from any and all liability and further agree to indemnify and defend Naccarato & Associates from all suits, judgments arbitration awards and alike as resulting from its representation of our interests and specifically involving the disclosed potential conflict of interest.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first above written.

DALRADA FINANCIAL CORPORATION

/s/ Brian Bonar
By: _______________
Name: Brian Bonar
Title: CEO

SOLVIS GROUP, INC.

/s/ Eric Gaer
By: ___________________
Name: Eric Gaer
Title: CEO